Exhibit (d)(2)(e)

THE MAINSTAY FUNDS
MAINSTAY FUNDS TRUST
MAINSTAY VP FUNDS TRUST

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 26th day of April, 2021, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Epoch Investment Partners, Inc., a Delaware corporation (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Subadvisory Agreement, dated March 27, 2013, as amended (“Agreement”); and

WHEREAS, the parties hereby wish to amend the Subadvisory Agreement to reflect the removal of MainStay Epoch U.S. All Cap Fund and MainStay MAP Equity Fund.

NOW, THEREFORE, the parties agree as follows:

(i) Effective April 26, 2021, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first written above. This Agreement may be signed in counterparts.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Brian J. McGrady	By:	/s/ Yie-Hsin Hung
Name:	Brian J. McGrady	Name:	Yie-Hsin Hung
Title:	Director and Associate	Title:	Chief Executive Officer
General Counsel

EPOCH INVESTMENT PARTNERS, INC.

Attest:	/s/ David Barnett	By:	/s/ Philipp Hensler
Name:	David Barnett	Name:	Philipp Hensler
Title:	Managing Attorney and Chief Compliance Officer	Title:	Chief Executive Officer

SCHEDULE A
(Revised as of April 26, 2021)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

SERIES	Annual Rate
MainStay Epoch Capital Growth Fund[1]	0.375% on all assets
MainStay Epoch Global Equity Yield Fund	0.35% on all assets
MainStay Epoch International Choice Fund[1]	0.40% on assets up to $5 billion; 0.3875% on assets from $5 billion to $7.5 billion; and 0.375% on assets in excess of $7.5 billion
MainStay Epoch U.S. Equity Yield Fund[1]	0.35% on assets up to $500 million; 0.34% on assets from $500 million to $1 billion; 0.33% on assets from $1 billion to $2 billion; and 0.325% on assets in excess of $2 billion
MainStay Income Builder Fund[2,3] (portfolio sleeve)	50% of the effective gross management fee
MainStay VP Epoch U.S. Equity Yield Portfolio[1]	0.35% on assets up to $500 million; 0.34% on assets from $500 million to $1 billion; 0.33% on assets from $1 billion to $2 billion; and 0.325% on assets in excess of $2 billion
MainStay VP Income Builder Portfolio[2,4] (portfolio sleeve)	50% of the effective gross management fee

The fee based upon the average daily net assets of the respective Series, unless otherwise noted, shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Series.

Payment will be made to the Subadvisor on a monthly basis.

1 With respect to the MainStay Epoch Capital Growth Fund, MainStay Epoch International Choice Fund, MainStay Epoch U.S. Equity Yield Fund and MainStay VP Epoch U.S. Equity Yield Portfolio, the Manager and Subadvisor will share equally in management fee waivers and expense limitation reimbursements. The Subadvisor will not share in any reimbursements above the current subadvisory fee.

2 Effective three years after June 29, 2009, the Subadvisor will equally share in any modifications to the management fee or management fee breakpoints for the Series that are implemented subsequent to the date of this Agreement.

3 Based on the percentage of the Subadvisor’s Allocated Assets constituting the Series’ average daily net assets. For reference, the management fee schedule for MainStay Income Builder Fund is 0.64% on assets up to $500 million; 0.60% on assets between $500 million and $1 billion; and 0.575% on assets over $1 billion.

4 Based on the percentage of the Subadvisor’s Allocated Assets constituting the Series’ average daily net assets. For reference, the management fee schedule for MainStay VP Income Builder Portfolio is 0.57% on assets up to $1 billion and 0.55% on assets over $1 billion.